                               AMENDMENT NO. 1 TO THE
                   AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

      THIS AMENDMENT NO. 1 (this "AMENDMENT") to the AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of July 30, 1998 (the "MERGER AGREEMENT," capitalized terms used but not otherwise defined herein are used herein as therein defined), among HOLLYWOOD ENTERTAINMENT CORPORATION, a corporation organized and existing under the laws of the State of Oregon ("PARENT"), R ACQUISITION, INC., a corporation organized and existing under the laws of the State of Delaware ("MERGER SUB") and a direct wholly owned subsidiary of Parent, and REEL.COM, INC., a corporation organized and existing under the laws of the State of Delaware (the "COMPANY"), is made this 3rd day of September, 1998, by and among Parent, Merger Sub and the Company.

                                W I T N E S S E T H:

      WHEREAS, Parent, Merger Sub and the Company desire to amend the Merger Agreement as provided herein.


      NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreement set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

      SECTION 1.  AMENDMENTS TO MERGER AGREEMENT.  The Merger
Agreement is hereby amended as follows:

             (a) Sections 3.01(c)(i), and 3.02(e) of the Merger Agreement are hereby amended by deleting the dollar amount "$30,000,000" and inserting in lieu thereof the dollar amount "$29,849,500."

            (b)  Sections 3.01(c)(ii), 3.02(f), 3.06(a) and 3.06(b) of the
      Merger Agreement are hereby amended by deleting the numeral ".5388" and inserting in lieu thereof the numeral ".537608239."

            (c) The last sentence of Section 3.02(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

            "Any shareholder's election to receive the Cash Consideration shall have been properly made only if Parent shall have received at its designated office, by 10:00 a.m., San Francisco time, September 11, 1998 (the "Election Date") a Form of Election properly completed and signed."

            (d) Section 3.02(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:


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            "Any Form of Election may be revoked by the shareholder
      submitting it to Parent only by written notice received by Parent prior to 10:00 a.m., San Francisco time, on the Election Date."

            (e) Section 3.02(g) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

           "(g) The aggregation of the portion of Electing Shares that are subject to proration under subsection (e) are referred to herein as "Deemed Stock Electing Shares" and the aggregation of the portion of non-Electing Shares that are subject to proration under subsection (f) are referred to herein as "Deemed Cash Electing Shares."

            (f) The third sentence of Section 3.03 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
      "Commencing immediately after the Effective Time, each holder of a certificate or certificates theretofore representing shares of Company Capital Stock (other than Dissenting Shares) may surrender the same to Parent together with a letter of transmittal in the form provided to such holder by Parent."

            (g) Section 6.07 of the Merger Agreement is hereby amended and restated in its entirety as follows:

            "6.07 OPTION CASH-OUT. Immediately prior to the Effective Time, the Company shall (or shall have) accelerated vesting of not more than 25% of outstanding Company Stock Options and irrevocably undertaken to cash-out such options and other previously vested Company Stock Options (the "Previously Vested Options") for an aggregate cash payment with respect to all such Company Stock Options (the "Cash-Out Amount") of an amount not in excess of $7,000,000. With respect to the accelerated options, one-half of such amount shall be paid out immediately after the Effective Time, and the remainder of such amount shall be deposited into an escrow account (with an escrow agent to be identified by the Company) and paid out on the 120th day following the Effective Time in accordance with the terms and subject to the conditions specified by the Company under the escrow agreement and in accordance with the Company Stock Option Plans. If, under the terms of the escrow agreement, funds remain in the escrow account after the 120th day following the Effective Time as a result of the termination of an optionholder's employment under specified circumstances, such remaining amount shall be promptly distributed to the Persons that held Electing Shares, Deemed Cash Electing Shares and Previously Vested Options immediately prior to the Effective Time ratably on the basis of the aggregate number of (i) Electing Shares held by such holder immediately prior to the Effective Time, (ii) Deemed Cash Electing shares held by such holder immediately prior to the Effective Time and (iii) shares of Company Capital Stock issuable upon exercise of Previously Vested Options held by such holder immediately prior to the Effective Time."

            (h) Section 6.10 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:


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            "6.10  CONTINUITY OF INTEREST.  The parties hereto acknowledge and agree that the relative amounts of Redeemable Preferred Stock and Parent Common Stock included in the Stock Consideration issued under this Agreement and issued under the Stock Purchase Agreement shall be adjusted in accordance with the provisions of this Section 6.10 (and a corresponding provision of the Stock Purchase Agreement) in order to ensure satisfaction of the continuity of interest requirement for status of the Merger as a "reorganization" under Section 368(a) of the
      Code:

                   (a) If the closing price of the Parent Common Stock on the NNM or the day preceding the Closing Date (the "Closing Date Stock Value") is equal to or more than $13.50 per share, then (i) the number of shares of Parent Common Stock issued under this Agreement will be increased to 4,000,000, (ii) the number of shares of Parent Common
      Stock to be issued under the Stock Purchase Agreement shall be reduced by the amount of the increase under clause (i), (iii) the number of shares of Redeemable Preferred Stock issued under this Agreement will be reduced by the amount of the increase under clause (i), and (iv) a number of shares of Redeemable Preferred Stock equal to the amount of the increase under clause (i) shall be issued under the Stock Purchase Agreement.

                   (b) If the Closing Date Stock Value is less than $13.50 per share, then the number of shares of Parent Common Stock issued under this Agreement shall be further increased (with corresponding adjustments in the manner provided under subsection (a) to the number of shares of Parent Common Stock and Redeemable Preferred Stock issued under this Agreement and the Stock Purchase Agreement) to the extent necessary to cause, if possible, (i) the number of shares of Parent Common Stock issued under this Agreement multiplied by the Closing Date Stock Value to equal or exceed (ii) 50% of the value of the aggregate consideration issued under this Agreement in exchange for the Company Capital Stock (valuing any Redeemable Preferred Stock issued under this Agreement at $16.20 per share solely for purposes of this Section 6.10 and Section 8.01(g))."

            (i) Article VI of the Merger Agreement is hereby amended by adding the following Section 6.12 immediately following Section 6.11 thereof:

            "6.12 STATUS OF MERGER AS REORGANIZATION. The parties intend that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and have not taken, and following the Effective Time will not take, any action that could reasonably be expected to cause the Merger to fail to so qualify, PROVIDED that, subject to the foregoing, no party makes any representation or warranty that the requirements for treatment of the Merger as a reorganization are satisfied."

            (j) The first sentence of Section 7.02 is hereby amended and restated in its entirety to read as follows:


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            "The Company shall call and hold a special meeting of the
      stockholders of the Company (or solicit the written consent of the Company's stockholders in lieu of a meeting) no later than September 11, 1998.

            (k) Article VIII of the Merger Agreement is hereby amended by adding the following subsection (g) of Section 8.01 immediately following subsection (f) thereof:

            "(g) the product of the Closing Date Stock Value (as defined by Section 6.10 of this Agreement) and the number of shares of Parent Common Stock issued under this Agreement shall equal or exceed 50% of the value of the aggregate consideration issued under this Agreement in exchange for the Company Capital Stock (valuing any Redeemable Preferred Stock issued under this Agreement at $16.20 for this purpose) so as to ensure satisfaction of the continuity of interest requirement for treatment of the Merger as a reorganization under
      Section 368(a) of the Code."

            (l) Section 10.02(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

            "(a) Parent and its Affiliates, officers, directors, employees, agents, successors and assigns (each an "Indemnified Party") shall be indemnified and held harmless, jointly and severally, by each holder (a "Holder") of Company Capital Stock receiving Consideration for any and all Liabilities, losses, damages, claims, costs (including business interruption costs) and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys' and consultants' fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a "Loss"), arising out of or resulting from (i) the breach of any representation or warranty made by the Company contained in the Acquisition Documents and (ii) any breach of any representation or warranty by the Company regarding Taxes and any Taxes owed by the Company, any Predecessor Company or equity holder therein related to periods or acts prior to the Effective Time."

          SECTION 2.     Representations and Warranties.

          (a) REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Parent and Merger Sub that: (i) the Company has all necessary corporate power and authority to execute and deliver this Amendment, to perform its obligations under the Merger Agreement as amended hereby and to consummate the transactions contemplated hereby; (ii) the execution and delivery of this Amendment by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement as amended hereby have been duly and validly authorized by all necessary corporate action (other than stockholder approval as described in the Merger Agreement);
(iii) this Amendment has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.


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


            (b) REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that: (i) Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Amendment, to perform their respective obligations under the Merger Agreement as amended hereby and to consummate the transactions contemplated hereby; (ii) the execution and delivery of this Amendment by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by the Merger Agreement as amended hereby have been duly and validly authorized by all necessary corporate action; (iii) this Amendment has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

            SECTION 3. EFFECT ON MERGER AGREEMENT. Except as otherwise specifically provided herein, the Merger Agreement shall not be amended but shall remain in full force and effect.

            SECTION 4. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT REFERENCE TO CONTRACT OF LAW PRINCIPLES OTHER THAN THOSE DIRECTING DELAWARE LAW).

            SECTION 5. COUNTERPARTS. This Amendment may be signed in one or more counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same instrument.

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

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                       HOLLYWOOD ENTERTAINMENT CORPORATION


                                       By:
                                           ------------------------------------
                                           Name:     Donald J. Ekman
                                           Title:    Senior Vice President and
                                                     General Counsel


                                        R ACQUISITION, INC.


                                       By:
                                           ------------------------------------
                                           Name:     Donald J. Ekman
                                           Title:    Secretary


                                       REEL.COM, INC.


                                       By:
                                           ------------------------------------
                                           Name:     Julie Wainwright
                                           Title:    Chief Executive Officer







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